Exhibit 99.1

Contact:	Brian Begley
Investor Relations
1845 Walnut Street – Suite 1000
Philadelphia, PA 19103
(215) 546-5005
(215) 561-5692 (facsimile)

Atlas Pipeline Holdings, L.P. Announces Atlas Pipeline Partners, L.P.

Completes Acquisition of Control of Anadarko Petroleum’s

Interest in Oklahoma and Texas Gas Gathering and Processing Systems

for $1.85 Billion

PHILADELPHIA—(MARKETWIRE) – July 27, 2007 - Atlas Pipeline Holdings, L.P. (NYSE: AHD) (“Atlas Holdings”), which owns 100% of the general partner and 5.5 million of the common units of Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL”) announced today that APL has completed the previously announced acquisition of control of Anadarko Petroleum Corporation’s (NYSE: APC) (“Anadarko”) interests in the Chaney Dell and Midkiff-Benedum natural gas gathering and processing systems for $1.85 billion, subject to final post-closing adjustments (the “Acquisition”). By virtue of the closing of the Acquisition today, APL is entitled to all income from and responsible for all property costs incurred by both systems retroactive to July 1, 2007.

Atlas Holdings expects to distribute between $0.58 and $0.65 per common unit for the second half of 2007, and between $1.60 and $1.80 per common unit in 2008.

Additionally, Atlas Pipeline Mid-Continent WestTex, LLC, a subsidiary of APL, has reached an agreement with Pioneer Natural Resources Company (NYSE: PXD) (“Pioneer”), which currently holds an approximate 27% interest in the Midkiff-Benedum system, regarding Pioneer’s preferential right to purchase Anadarko’s interest in the system:

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The parties will extend the term of Pioneer’s percentage of proceeds (“POP”) contract for gas processed by the Midkiff-Benedum system for an additional ten years through 2022. During 2006, the system processed more than 138 million cubic feet of gas per day (“Mmcf/d”), a majority of which was supplied by Pioneer. The agreement also allows for incremental annual increases in Pioneer’s POP beginning in 2009.

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Pioneer will have an option to buy up to an additional 14.5% interest in the Midkiff-Benedum system one year after the closing, and up to an additional 7.5% interest two years after the closing. If the option is fully exercised, Pioneer would increase its interest in the system to approximately 49%. Pioneer would pay approximately $230 million for the additional 22% interest if fully exercised. APL will manage and control the Midkiff-Benedum system regardless of whether Pioneer exercises the purchase options.

APL partially financed the Acquisition through a private placement of $1.125 billion of its common units, of which approximately $168 million of common units, or 3.8 million APL common units, were purchased by Atlas Holdings. Atlas Holdings financed the purchase of the APL units through its own private placement of 6.25 million of its common units generating total proceeds of approximately $168 million. In order to maintain its 2% general partner interest in APL, Atlas Holdings contributed approximately $23 million to APL, which it funded with an advance against its existing $50 million credit facility that matures in 2010.

The Chaney Dell natural gas gathering and processing system is located in northwest Oklahoma and southern Kansas, near the center of the Anadarko Basin. Throughput on the Chaney Dell system averaged 226 Mmcf/d in 2006, and is centered within an active drilling area. This system consists of two active processing facilities:

•	the Waynoka Plant, a 200 Mmcf/d cryogenic unit in Woods County, OK;

•	the Chester Plant, a 30 Mmcf/d cryogenic expander unit in Woodward County, OK; and

•	approximately 3,470 miles of gathering pipeline covering six counties in the Anadarko Basin across northwestern Oklahoma and southern Kansas.

The Midkiff-Benedum natural gas gathering and processing system, which is approximately 73% owned by APL, is located in the Spraberry Trend of the Permian Basin, near Midland, Texas. In 2006, the Midkiff-Benedum system had approximately 139 Mmcf/d of average throughput. This system consists of the following:

•	the Midkiff Plant, a 130 Mmcf/d cryogenic facility in Reagan County, TX;

•	the Benedum Plant, a 43 Mmcf/d cryogenic facility in Upton County, TX; and

•	approximately 2,500 miles of gathering pipeline located across four counties in the Permian Basin of west Texas.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates seven gas processing plants and a treating facility in Velma, Elk City, Sweetwater, Prentiss and Enid, Oklahoma and Midland, Texas where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. (NYSE: AHD) is a limited partnership formed to own and control Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.5 million common units of Atlas Pipeline Partners.

Atlas America, Inc. (NASDAQ: ATLS) owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P. and an approximate 49% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC (NYSE: ATN). For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Holdings, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of APL to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Holdings’ reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

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